Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Host Hotels & Resorts, Inc.:

We have audited the accompanying consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule III as listed in the index as item 15(a)(ii). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

McLean, Virginia

February 26, 2007, except as to notes 4, 10, 12 and 16, which are as of May 21, 2007

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and 2005

(in millions, except per share amounts)

	2006	2005
ASSETS
Property and equipment, net	$10,584	$7,434
Assets held for sale	96	73
Due from managers	51	41
Investments in affiliates	160	41
Deferred financing costs, net	60	63
Furniture, fixtures and equipment replacement fund	100	90
Other	199	157
Restricted cash	194	162
Cash and cash equivalents	364	184

Total assets	$11,808	$8,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt
Senior notes, including $495 million and $493 million, net of discount, of Exchangeable Senior Debentures, respectively	$3,526	$3,050
Mortgage debt	2,014	1,823
Credit facility	250	20
Convertible Subordinated Debentures	—	387
Other	88	90

Total debt	5,878	5,370
Accounts payable and accrued expenses	243	165
Other	252	148

Total liabilities	6,373	5,683

Interest of minority partners of Host Hotels & Resorts, L.P.	185	119
Interest of minority partners of other consolidated partnerships	28	26
Stockholders’ equity
Cumulative redeemable preferred stock (liquidation preference $100 million and $250 million, respectively), 50 million shares authorized; 4.0 million and 10.0 million shares issued and outstanding, respectively	97	241
Common stock, par value $.01, 750 million shares authorized; 521.1 million shares and 361.0 million shares issued and outstanding, respectively	5	4
Additional paid-in capital	5,680	3,080
Accumulated other comprehensive income	25	15
Deficit	(585)	(923)

Total stockholders’ equity	5,222	2,417

Total liabilities and stockholders’ equity	$11,808	$8,245

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2006, 2005 and 2004

(in millions, except per common share amounts)

	2006	2005	2004
REVENUES
Rooms	$2,938	$2,207	$1,990
Food and beverage	1,457	1,134	1,071
Other	297	239	221

Total hotel sales	4,692	3,580	3,282
Rental income	119	111	106
Other income	—	—	1

Total revenues	4,811	3,691	3,389

EXPENSES
Rooms	694	530	491
Food and beverage	1,052	839	801
Hotel departmental expenses	1,181	978	909
Management fees	224	162	134
Other property-level expenses	362	280	278
Depreciation and amortization	453	349	331
Corporate and other expenses	94	67	67
Gain on insurance settlement	(13)	(9)	(3)

Total operating costs and expenses	4,047	3,196	3,008

OPERATING PROFIT	764	495	381
Interest income	33	21	11
Interest expense	(450)	(443)	(483)
Net gains on property transactions	1	80	17
Gain (loss) on foreign currency and derivative contracts	—	2	(6)
Minority interest expense	(41)	(16)	(4)
Equity in losses of affiliates	(6)	(1)	(16)

INCOME (LOSS) BEFORE INCOME TAXES	301	138	(100)
(Provision for) benefit from income taxes	(5)	(24)	10

INCOME (LOSS) FROM CONTINUING OPERATIONS	296	114	(90)
Income from discontinued operations	442	52	90

NET INCOME (LOSS)	738	166	—
Less: Dividends on preferred stock	(14)	(27)	(37)
Issuance costs of redeemed preferred stock	(6)	(4)	(4)

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$718	$135	$(41)

BASIC EARNINGS (LOSS) PER COMMON SHARE:
Continuing operations	$.57	$.23	$(.39)
Discontinued operations	.92	.15	.27

BASIC EARNINGS (LOSS) PER COMMON SHARE	$1.49	$.38	$(.12)

DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Continuing operations	$.57	$.23	$(.39)
Discontinued operations	.91	.15	.27

DILUTED EARNINGS (LOSS) PER COMMON SHARE:	$1.48	$.38	$(.12)

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)

Years Ended December 31, 2006, 2005 and 2004

(in millions)

Shares Outstanding			Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)
Preferred	Common
14.1	321.4	Balance, December 31, 2003	$339	$3	$2,617	$(851)	$28
—	—	Net loss	—	—	—	—	—	$—
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	—	(15)	(15)
—	—	Foreign currency forward contracts	—	—	—	—	1	1
—	—	Unrealized loss on HMS Host common stock to net income	—	—	—	—	(1)	(1)

—	—	Comprehensive loss						$(15)

—	2.4	Common stock issued for the comprehensive stock and employee stock purchase plans	—	—	29	—	—
—	—	Dividends on common stock	—	—	—	(19)	—
—	—	Dividends on preferred stock	—	—	—	(37)	—
—	2.6	Redemptions of limited partner interests for common stock	—	—	14	—	—
4.0	—	Issuance of Class E Preferred Stock	98	—	—	—	—
(4.1)	—	Redemption of Class A Preferred Stock	(100)	—	—	(4)	—
—	25.0	Issuance of common stock	—	—	301	—	—
—	—	Minority interest liability adjustment for third party OP unitholders	—	—	(8)	—	—
14.0	351.4	Balance, December 31, 2004	337	3	2,953	(911)	$13
—	—	Net income	—	—	—	166	—	$166
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	—	3	3
—	—	Unrealized loss on HMS Host common stock to net income	—	—	—	—	(1)	(1)

—	—	Comprehensive income						$168

—	1.7	Common stock issued for the comprehensive stock and employee stock purchase plans	—	—	20	—	—
—	—	Dividends on common stock	—	—	—	(147)	—
—	—	Dividends on preferred stock	—	—	—	(27)	—
—	1.1	Redemptions of limited partner interests for common stock	—	—	7	—	—
(4.0)	—	Redemption of Class B Preferred Stock	(96)	—	—	(4)	—
—	6.8	Issuance of common stock	—	1	102	—	—
—	—	Minority interest liability adjustment for third party OP unitholders	—	—	(2)	—	—
10.0	361.0	Balance, December 31, 2005	241	4	3,080	(923)	15
—	—	Net income	—	—	—	738	—	$738
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	—	10	10

—	—	Comprehensive income						$748

—	1.5	Common stock issued for the comprehensive stock and employee stock purchase plans	—	—	25	—	—
—	—	Dividends on common stock	—	—	—	(380)	—
—	—	Dividends on preferred stock	—	—	—	(14)	—
—	1.1	Redemptions of limited partner interests for common stock	—	—	8	—	—
(6.0)	—	Redemption of Class C Preferred Stock	(144)	—	—	(6)	—
—	157.5	Issuance of common stock	—	1	2,624	—	—
—	—	Minority interest liability adjustment for third party OP unitholders	—	—	(57)	—	—
4.0	521.1	Balance, December 31, 2006	$97	$5	$5,680	$(585)	$25

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006, 2005 and 2004

(in millions)

	2006	2005	2004
OPERATING ACTIVITIES
Net income (loss)	$738	$166	$—
Adjustments to reconcile to cash provided by operations:
Discontinued operations:
Gain on dispositions	(418)	(19)	(52)
Depreciation	10	24	35
Depreciation and amortization	453	349	331
Amortization of deferred financing costs	15	14	16
Deferred income taxes	(5)	17	(20)
Net gains on property transactions	(1)	(75)	(5)
(Gain) loss on foreign currency and derivative contracts	—	(2)	6
Equity in losses of affiliates	6	1	16
Distributions from equity investments	3	2	6
Minority interest expense	41	16	4
Change in due from managers	(11)	8	(15)
Change in accrued interest payable	(18)	7	9
Changes in other assets	18	1	20
Changes in other liabilities	50	5	19

Cash provided by operating activities	881	514	370

INVESTING ACTIVITIES
Proceeds from sales of assets, net	780	122	246
Proceeds from the sale of interest in CBM Joint Venture, LLC, net of expenses	—	90	—
Acquisitions	(270)	(284)	(503)
Starwood acquisition, net of cash acquired	(750)	—	—
Deposits for hotel acquisitions	(1)	—	—
Investment in affiliates	(78)	—	—
Capital expenditures:
Renewals and replacements	(275)	(242)	(207)
Repositionings and other investments	(255)	(107)	(44)
Change in furniture, fixtures & equipment (FF&E) reserves	(12)	(1)	2
Change in restricted cash designated for FF&E reserves	(16)	8	(5)
Note receivable collections	—	—	47
Other	22	(17)	(47)

Cash used in investing activities	(855)	(431)	(511)

FINANCING ACTIVITIES
Financing costs	(27)	(12)	(16)
Issuances of debt	1,412	650	837
Credit facility, repayments and draws, net	230	20	—
Debt prepayments	(913)	(631)	(1,230)
Prepayment of Canadian currency forward contracts	—	(18)	—
Scheduled principal repayments	(59)	(58)	(61)
Issuances of common stock	—	—	301
Issuances of cumulative redeemable preferred stock, net	—	—	98
Redemption of cumulative redeemable preferred stock	(150)	(100)	(104)
Dividends on common stock	(291)	(102)	(19)
Dividends on preferred stock	(18)	(30)	(37)
Distributions to minority interests	(19)	(10)	(7)
Change in restricted cash other than FF&E replacement	(11)	45	(38)

Cash provided by (used in) financing activities	154	(246)	(276)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	180	(163)	(417)
CASH AND CASH EQUIVALENTS, beginning of year	184	347	764

CASH AND CASH EQUIVALENTS, end of year	$364	$184	$347

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006, 2005 and 2004

(in millions)

Supplemental schedule of noncash investing and financing activities:

During 2006 and 2005, we issued approximately 24.0 million shares and 6.8 million shares, respectively, upon the conversion of 7.4 million and 2.1 million convertible subordinated debentures, respectively. The debentures that were converted during 2006 and 2005 were valued at $368 million and $105 million, respectively. No debentures were converted in 2004.

During 2006, 2005 and 2004, we issued approximately 1.1 million, 1.1 million and 2.6 million shares, respectively, upon the conversion of Host LP units, or OP units, held by minority partners valued at $21.8 million, $19 million and $35 million, respectively.

On September 1, 2006, we acquired the Westin Kierland Resort & Spa in Scottsdale, Arizona for approximately $393 million, including the assumption of $135 million of mortgage debt with a fair value of $133 million.

On May 2, 2006, we contributed the Sheraton Warsaw Hotel & Towers, which we acquired on April 10, 2006 for approximately $59 million, along with cash to the European Joint Venture in exchange for a 32.1% general and limited partnership interest. See Note 12 for additional information.

On April 10, 2006, we acquired 28 hotels from Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) for a purchase price of approximately $3.1 billion. The total consideration included the issuance of $2.27 billion in equity (133.5 million shares of our common stock) and the assumption of $77 million of mortgage debt, which had a fair value of $86 million on April 10, 2006.

On January 6, 2005, we sold the Hartford Marriott at Farmington for a purchase price of approximately $25 million, including the assumption of approximately $20 million of mortgage debt by the buyer.

On January 3, 2005, we transferred $47 million of preferred units of Vornado Realty Trust, which we had purchased on December 30, 2004, in redemption of a minority partner’s interest in a consolidated partnership.

On September 22, 2004, we acquired the Scottsdale Marriott at McDowell Mountains, for a purchase price of approximately $58 million, including the assumption of approximately $34 million in mortgage debt.

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Description of Business

On April 17, 2006, the Company changed its name from Host Marriott Corporation to Host Hotels & Resorts, Inc., or Host, a Maryland corporation, operating through an umbrella partnership structure. Host is primarily the owner of hotel properties. We operate as a self-managed and self-administered real estate investment trust, or REIT, with our operations conducted solely through an operating partnership, Host Hotels & Resorts, L.P. (formerly known as Host Marriott, L.P.), or Host LP and its subsidiaries. We are the sole general partner of Host LP and as of this date, own approximately 96.5% of the partnership interests, which are referred to as OP units.

As of December 31, 2006, we owned, or had controlling interests in, 128 luxury and upper upscale, hotel lodging properties located throughout the United States, Toronto and Calgary, Canada, Mexico City, Mexico and Santiago, Chile operated primarily under the Marriott®, Ritz-Carlton®, Hyatt®, Fairmont®, Four Seasons®, Hilton®, Westin® Sheraton®, W®, St. Regis® and Luxury Collection® brand names.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries and controlled affiliates. We consolidate entities (in the absence of other factors determining control) when we own over 50% of the voting shares of another company or, in the case of partnership investments, when we own a majority of the general partnership interest. The control factors we consider include the ability of minority stockholders or other partners to participate in or block management decisions. Additionally, if we determine that we are an owner in a variable interest entity and that our variable interest will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both, then we will consolidate the entity. All material intercompany transactions and balances have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash includes reserves for debt service, real estate taxes, insurance, furniture and fixtures, as well as cash collateral and excess cash flow deposits due to mortgage debt agreement restrictions and provisions. For purposes of the statement of cash flows, changes in restricted cash that are used for furniture, fixture and equipment reserves controlled by our lenders will be shown as an investing activity. The remaining changes in restricted cash are the direct result of restrictions under our loan agreements, and as such, will be reflected in cash from financing activities.

The following table represents our restricted cash balances as of December 31, 2006 and 2005, which are restricted as a result of lender requirements (in millions):

	2006	2005
Debt service	$32	$31
Real estate taxes	29	26
Insurance	2	2
Cash collateral	15	33
Excess cash flow requirements	7	7
Furniture, fixtures and equipment reserves controlled by lenders	70	53
Special projects reserve	29	3
Other	10	7

Total	$194	$162

Property and Equipment

Property and equipment is recorded at cost. For newly developed properties, cost includes interest and real estate taxes incurred during development and construction. Replacements and improvements and capital leases are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

We capitalize certain inventory (such as china, glass, silver, linen) at the time of a hotel opening, or when significant inventory is purchased (in conjunction with a major rooms renovation or when the number of rooms or meeting space at a hotel is expanded). These amounts are then fully amortized over the estimated useful life of three years. Subsequent replacement purchases are expensed when opened and placed in service. Food and beverage inventory items are recorded at the lower of FIFO cost or market and expensed as utilized.

We maintain a furniture, fixtures and equipment replacement fund for renewal and replacement capital expenditures at certain hotels, which is generally funded with approximately 5% of property revenues.

We assess impairment of our real estate properties based on whether it is probable that estimated undiscounted future cash flows from each individual property are less than its net book value. If a property is impaired, a loss is recorded for the difference between the fair value and net book value of the hotel.

We will classify a hotel as held for sale when the sale of the asset is probable, will be completed within one year and that actions to complete the sale are unlikely to change or that the sale will be withdrawn. Accordingly, we typically classify assets as held for sale when our Board of Directors has approved the sale, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could prevent the transaction from being completed in a timely manner. If these criteria are met, we will record an impairment loss if the fair value less costs to sell is lower than the carrying amount of the hotel and will cease incurring depreciation. We will classify the loss, together with the related operating results, including interest expense on debt assumed by the buyer or that is required to be repaid as a result of the sale, as discontinued operations on our consolidated statement of operations and classify the assets and related liabilities as held for sale on the balance sheet. Gains on sales of properties are recognized at the time of sale or deferred and recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to us.

As a result of the adoption of FIN 47, we recognize the fair value of any liability for conditional asset retirement obligations when incurred, which is generally upon acquisition, construction, or development and/or through the normal operation of the asset, if sufficient information exists to reasonably estimate the fair value of the obligation.

Intangible Assets

In conjunction with our acquisition of hotel properties, we may identify intangible assets such as management or lease agreements that are based on legal or contractual rights that are not licensed, but can be sold, transferred, rented or exchanged separately. We record the intangible assets at their estimated fair value and amortize the balance over the life of the agreement or the associated asset, whichever is shorter.

Minority Interest

The percentage of Host LP owned by third parties is presented as interest of minority partners of Host LP in the consolidated balance sheets and was $185 million and $119 million as of December 31, 2006 and 2005, respectively. We adjust the interest of the minority partners of Host LP each period to maintain a proportional relationship between the book value of equity associated with our common stockholders relative to that of the unitholders of Host LP since Host LP units may be exchanged into common stock on a one-for-one basis. Net income is allocated to the minority partners of Host LP based on their weighted average ownership percentage during the period. As of December 31, 2006, approximately $462 million of cash or Host stock, at our option, would be paid to outside partners of the operating partnership if the partnership was terminated. The approximate $462 million is equivalent to the 18.8 million partnership units outstanding valued at the December 31, 2006, Host common stock price of $24.55, which we have assumed would be equal to the value provided to outside partners upon liquidation of the operating partnership.

Third party partnership interests in consolidated investments of Host LP that have finite lives are included in interest of minority partners of other consolidated partnerships in the consolidated balance sheets and totaled $28 million and $26 million as of December 31, 2006 and 2005, respectively. As of December 31, 2006, none of our partnerships have infinite lives as defined in SFAS 150.

Income Taxes

We account for income taxes in accordance with SFAS 109 “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted.

We have elected to be treated as a REIT under the provisions of the Internal Revenue Code and, as such, are not subject to federal income tax, provided we distribute all of our taxable income annually to our stockholders and comply with certain other requirements. In addition to paying federal and state income tax on any retained income, we are subject to taxes on “built-in-gains” on sales of certain assets. Additionally, our taxable REIT subsidiaries are subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of the taxable REIT subsidiaries, state income and franchise taxes incurred by Host and Host LP and foreign income taxes incurred by Host LP, as well as each of their respective subsidiaries.

Deferred Charges

Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt.

Foreign Currency Translation

As of December 31, 2006, our foreign operations consist of four properties located in Canada, one property located in Mexico, two in Chile and an investment in a joint venture in Europe. The operations of these properties and our investment are maintained in the local currency and then translated to U.S. dollars using the average exchange rates for the period. The assets and liabilities of the properties and the investment are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in accumulated other comprehensive income.

Derivative Instruments

We are subject to exposure from interest rate fluctuations, which affect the interest payments for our variable rate debt and the fair value of our fixed rate debt. Therefore, we may purchase interest rate swaps or interest rate caps, which would be considered derivative instruments. Currently, we have interest rate caps which are considered derivative instruments. If the requirements for hedge accounting are met, amounts paid or received under these agreements are recognized over the life of the agreements as adjustments to interest expense, and the fair value of the derivatives is recorded on the accompanying balance sheet, with offsetting adjustments or charges recorded to the underlying debt. Otherwise the instruments are marked to market, and the gains and losses from the changes in the market value of the contracts are recorded in gain (loss) on foreign currency and derivative contracts. Upon early termination of an interest rate swap, gains or losses are deferred and amortized as adjustments to interest expense of the related debt over the remaining period covered by the terminated swap. Once the related debt is repaid, gains or losses from the interest rate swap are included in that period’s income statement.

We are also subject to exposure from fluctuations in foreign currencies relating to our properties located in Canada, Mexico and Chile. We may purchase currency forward contracts related to our foreign properties, which would be considered derivative instruments. Gains and losses on contracts that meet the requirements for hedge accounting are recorded on the balance sheet at fair value, with offsetting changes recorded to accumulated other comprehensive income.

Other Comprehensive Income

The components of total accumulated other comprehensive income in the balance sheet are as follows (in millions):

	2006	2005
Unrealized gain on HM Services common stock	$4	$4
Foreign currency translation	21	11

Total accumulated other comprehensive income	$25	$15

Revenues

Our consolidated results of operations reflect revenues and expenses of our hotels. Revenues are recognized when the services are provided.

Earnings (Loss) Per Common Share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted earnings (loss) per common share is computed by dividing net income (loss) available to common stockholders as adjusted for potentially dilutive securities, by the weighted average number of shares of common stock outstanding plus other potentially dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, those preferred OP units held by minority partners, other minority interests that have the option to convert their limited partnership interests to common OP units and convertible debt securities. No effect is shown for any securities that are anti-dilutive.

	Year ended December 31,
	2006			2005			2004
	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount
	(in millions, except per share amounts)
Net income	$738	481.8	$1.53	$166	353.0	$.47	$—	337.3	$—
Dividends on preferred stock	(14)	—	(.03)	(27)	—	(.08)	(37)	—	(.11)
Issuance costs of redeemed preferred stock(1)	(6)	—	(.01)	(4)	—	(.01)	(4)	—	(.01)

Basic earnings (loss) available to common stockholders	718	481.8	1.49	135	353.0	.38	(41)	337.3	(.12)
Assuming distribution of common shares granted under the comprehensive stock plan, less shares assumed purchased at average market price	—	2.0	(.01)	—	2.5	—	—	—	—

Diluted earnings (loss) available to common stockholders	$718	483.8	$1.48	$135	355.5	$.38	$(41)	337.3	$(.12)

(1)	Represents the original issuance costs associated with the Class C preferred stock in 2006, the Class B preferred stock in 2005 and the Class A preferred stock in 2004.

Accounting for Stock-Based Compensation

At December 31, 2006, we maintained two stock-based employee compensation plans, which are described more fully in Note 8. Prior to 2002, we accounted for those plans in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Effective January 1, 2002, we adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” or SFAS 123, and applied it prospectively to all employee awards granted, modified or settled after January 1, 2002. Awards under our employee stock option plan generally vest over four years. Therefore, the cost related to stock-based employee compensation included in the determination of net income or loss for 2005 and 2004 is less than that which would have been recognized if the fair value based method had been applied to these awards since the original effective date of SFAS 123. The adoption of SFAS 123 did not change the calculation of stock-based employee compensation costs for shares granted under our deferred stock and restricted stock plans. The following table illustrates the effect on net income (loss) and earnings (loss) per share if the fair value based method had been applied to all of our outstanding and unvested awards in each period.

	Year Ended December 31,
	2005	2004
	(in millions, except per share amounts)
Net income, as reported	$166	$—
Add: Total stock-based employee compensation expense included in reported net income, net of related tax effects	22	24
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(22)	(25)

Pro forma net income (loss)	166	(1)
Dividends on preferred stock	(27)	(37)
Issuance costs of redeemed preferred stock(1)	(4)	(4)

Pro forma net income (loss) available to common stockholders	$135	$(42)

Earnings (loss) per share
Basic—as reported	$.38	$(.12)

Diluted—as reported	$.38	$(.12)

Basic—pro forma	$.38	$(.12)

Diluted—pro forma	$.38	$(.12)

(1)	Represents the original issuance costs associated with the Class B preferred stock in 2005 and the Class A preferred stock in 2004.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We maintain cash and cash equivalents with various high credit-quality financial institutions. We perform periodic evaluations of the relative credit standing of these financial institutions and limit the amount of credit exposure with any one institution.

Application of New Accounting Standards

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. We will adopt the provisions of this statement beginning in the first quarter of 2007. The cumulative effect of applying the provisions of FIN 48 will be reported as an increase to the opening balance of retained earnings on January 1, 2007 of approximately $11 million.

Reclassifications

Certain prior year financial statement amounts have been reclassified to conform with the current year presentation.

2.	Property and Equipment

Property and equipment consists of the following as of December 31:

	2006	2005
	(in millions)
Land and land improvements	$1,622	$864
Buildings and leasehold improvements	10,695	8,163
Furniture and equipment	1,414	1,176
Construction in progress	166	179

	13,897	10,382
Less accumulated depreciation and amortization	(3,313)	(2,948)

	$10,584	$7,434

3.	Investments in Affiliates

We own investments in voting interest entities which we do not consolidate and, accordingly, are accounted for under the equity method of accounting. The debt of these affiliates is non-recourse to, and not guaranteed by, us. Investments in affiliates consists of the following:

	As of December 31, 2006
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
HHR Euro CV	32.1%	$138	$819	Seven hotels located in Europe Lease agreements for hotels owned by HHR Euro CV 116 Courtyard hotels 36-hole golf club Three hotels
HHR TRS CV	9.8%	1	2
CBM Joint Venture L.P.	3.6%	4	839
Tiburon Golf Ventures, L.P.	49.0%	17	—
Other	1.0%	—	—

Total		$160	$1,660

	As of December 31, 2005
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
Host Marriott Financial Trust	100%	$17	$370	$387 million of Convertible Subordinated Debentures 120 Courtyard hotels 36-hole golf club Three hotels
CBM Joint Venture L.P.	3.6%	7	841
Tiburon Golf Ventures, L.P.	49%	17	—
Other	1%	—	—

Total		$41	$1,211

European Joint Venture

We entered into an Agreement of Limited Partnership in March 2006, forming a joint venture, HHR Euro CV, to acquire hotels in Europe (the “European Joint Venture”) with Stichting Pensioenfonds ABP, the Dutch pension fund (“ABP”), and Jasmine Hotels Pte Ltd, an affiliate of GIC Real Estate Pte Ltd (“GIC RE”), the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd (GIC). We serve as the general partner for the European Joint Venture. The percentage interest of the parties in the European Joint Venture is 19.9% for ABP, 48% for GIC RE and 32.1% for Host LP (including our limited and general partner interests). The initial term of the European Joint Venture is ten years subject to two one-year extensions with partner approval. HHR Euro CV has leased six of its hotels to HHR TRS CV, whose partnership interests are owned 9.8% by Host LP (including our general and limited partner interests), 19.9% by ABP and 70.3% by GLC RE. Due to the ownership structure and the non-Host limited partners’ rights to cause the dissolution and liquidation of the European Joint Venture and HHR TRS CV at any time, they are not consolidated in our financial statements. The partners in the European Joint Venture agreed to increase its aggregate size to approximately €533 million of equity, of which our total contribution is expected to be approximately €171 million, or an additional €65 million ($86 million). Additionally, after giving effect to indebtedness that the European Joint Venture would be expected to incur, its aggregate size, once all funds are invested, would be approximately €1.5 billion. As general partner, we also earn a management fee based on the amount of equity commitments and equity investments. In 2006, we recorded approximately $3 million of management fees.

Host Marriott Financial Trust

In accordance with FIN 46R, we determined Host Marriott Financial Trust (the “Trust”) was a variable interest entity, which was created solely to issue 11 million shares of 6 3/4% convertible quarterly income preferred securities (the “Convertible Preferred Securities”). Accordingly, on January 1, 2004, we recognized the $492 million of 6 3/4% convertible subordinated debentures due December 2026 (the “Convertible Subordinated Debentures”) issued by the Trust as debt and recognized, as an equity investment, the $17 million invested in the Trust. Additionally, we classified the related payments as interest expense on our consolidated statements of operations. During 2005 and 2006, all of the Convertible Preferred Securities were converted to common shares or were redeemed for cash and, as a result, the Trust was liquidated in the second quarter of 2006. For further information on the Trust and the Convertible Preferred Securities, see Note 4.

CBM Joint Venture LP

CBM Joint Venture Limited Partnership owns 116 Courtyard by Marriott hotels, which are operated by Marriott International pursuant to long-term management agreements. During March 2005, we sold 85% of our interest in CBM Joint Venture LLC for approximately $92 million and recorded a gain on the sale, net of taxes, of approximately $41 million. In conjunction with the sale of our interest, CBM Joint Venture LLC was recapitalized and converted into a limited partnership, CBM Joint Venture Limited Partnership with Marriott International and affiliates of Sarofim Realty Advisors. Post-recapitalization, we own a 3.6% limited partner interest. We have the right to cause CBM Joint Venture LP to redeem our remaining interest, under certain conditions, between December 2007 and December 2009. Thereafter, the general partner of CBM Joint Venture LP has the right to redeem our remaining interest.

Other Investments

We have a 49% limited partner interest in Tiburon Golf Ventures, L.P., which owns the golf club surrounding The Ritz-Carlton, Naples Golf Resort. We also own minority interests in three partnerships that directly or indirectly own three hotels. The total carrying value of these partnerships is less than $500,000, and we do not have any guarantees or commitments in relation to these partnerships.

Combined summarized balance sheet information as of December 31 for our affiliates follows:

	2006	2005
	(in millions)
Property and equipment, net	$2,508	$1,270
Convertible Subordinated Debentures due from Host Hotels & Resorts, Inc.	—	387
Other assets	250	131

Total assets	$2,758	$1,788

Debt	$1,660	$841
Other liabilities	191	31
Convertible Preferred Securities	—	370
Equity	907	546

Total liabilities and equity	$2,758	$1,788

Combined summarized operating results for our affiliates for the years ended December 31 follows:

	2006	2005	2004
	(in millions)
Total revenues	$594	$482	$441
Operating expenses
Expenses	(460)	(348)	(325)
Depreciation and amortization	(53)	(46)	(57)

Operating profit	81	88	59
Interest income	2	33	33
Interest expense	(60)	(60)	(92)
Dividends on Convertible Preferred Securities	(2)	(31)	(32)

Net income (loss)	$21	$30	$(32)

4.	Debt

Debt consists of the following:

	December 31,
	2006	2005
	(in millions)
Series B senior notes, with a rate of 7 7/8% due August 2008	$—	$136
Series G senior notes, with a rate of 9 1/4% due October 2007(1)	—	236
Series I senior notes, with a rate of 9 1/2% due January 2007(2)	—	451
Series K senior notes, with a rate of 7 1/8% due November 2013	725	725
Series M senior notes, with a rate of 7% due August 2012	347	346
Series O senior notes, with a rate of 6 3/8% due March 2015	650	650
Series Q senior notes, with a rate of 6 3/4% due June 2016	800	—
Series R senior notes, with a rate of 6 7/8% due November 2014	496	—
Exchangeable Senior Debentures with a rate of 3.25% due April 2024	495	493
Senior notes, with an average rate of 9.7% maturing through May 2012	13	13

Total senior notes	3,526	3,050

Mortgage debt (non-recourse) secured by $3.3 billion of real estate assets, with an average interest rate of 7.5% and 7.8% at December 31, 2006 and 2005, respectively, maturing through December 2023	2,014	1,823
Credit facility	250	20
Convertible Subordinated Debentures, with a rate of 6 3/4% due December 2026	—	387
Other	88	90

Total debt	$5,878	$5,370

(1)	Includes the fair value of interest rate swap agreements of $(6) million as of December 31, 2005.
(2)	Includes the fair value of an interest rate swap agreement of $1 million as of December 31, 2005.

Senior Notes

General.    Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of Host LP’s unsubordinated indebtedness and senior to all subordinated obligations of Host LP. The face amount of our outstanding senior notes as of December 31, 2006 and 2005 was $3.5 billion and $3.1 billion, respectively. The outstanding senior notes balance as of December 31, 2006 and 2005 includes discounts of approximately $12 million and $11 million, respectively, and fair value adjustments for interest rate swap agreements of approximately $(5) million as of December 31, 2005 that are discussed in further detail below. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and are currently secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility. We pay interest on each series of our outstanding senior notes semi-annually in arrears at the respective annual rates indicated on the table above.

Restrictive Covenants.    Under the terms of the senior notes indenture, our ability to incur indebtedness and pay dividends is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0 to 1.0 by Host LP. Effective with the redemption of Series G senior notes in December 2006, Host LP is able to make distributions to enable Host to pay dividends on its preferred stock under the senior notes indenture when the EBITDA-to-interest coverage ratio is above 1.7 to 1.0.

This ratio is calculated in accordance with our senior notes indenture and excludes from interest expense items such as call premiums and deferred financing charges that are included in interest expense on our consolidated statement of operations. In addition, the calculation is based on our pro forma results for the four prior fiscal quarters giving effect to the transactions, such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Other covenants limiting our ability to incur indebtedness and pay dividends include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate values) and secured indebtedness of less than 45% of adjusted total assets). So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may pay preferred or common dividends and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. Our senior notes indenture also imposes restrictions on customary matters, such as limitations on capital expenditures, acquisitions, investments, transactions with affiliates and incurrence of liens. As of December 31, 2006, we are in compliance with our senior notes covenants.

Issuances and Redemptions.    During 2006 and 2005, we have had three private issuances of debt under our senior notes indentures all of which are listed below. Each of the series of senior notes has been subsequently exchanged for other series of senior notes whose terms are substantially identical in all aspects to each of the exchanged series, respectively, except that the new series are registered under the Securities Act of 1933 and are, therefore, freely transferable by the holders.

•

On November 2, 2006, we issued $500 million of 6 7/8% Series R senior notes maturing November 1, 2014 and received net proceeds of approximately $490 million after discounts and costs. Interest on the Series R senior notes is payable semi-annually in arrears on May 1 and November 1 beginning on May 1, 2007. We used the proceeds of the Series R senior notes to redeem our 9 1/2% Series I senior notes and for general corporate purposes. The Series R senior notes were exchanged for Series S senior notes in February 2007.

•

On April 4, 2006, we issued $800 million of 6 3/4% Series P senior notes maturing June 1, 2016 and received net proceeds of approximately $787 million. Interest is payable semi-annually in arrears on June 1 and December 1 beginning on December 1, 2006. We used the proceeds of the Series P senior notes for the Starwood and The Westin Kierland acquisitions, the redemption of our 7 7/8% Series B senior notes and related prepayment premiums, the redemption of the $150 million 10% Class C preferred stock and accrued dividends and for general corporate purposes. The Series P senior notes were exchanged for Series Q senior notes in August 2006.

•

On March 10, 2005, we issued $650 million of 6 3/8% Series N senior notes maturing March 15, 2015 and received net proceeds of approximately $639 million. Interest is payable semi-annually in arrears on March 15 and September 15. We used the proceeds of the Series N senior notes for the redemption of $300 million of our 8 3/8% Series E senior notes, $169 million of 7 7/8% Series B senior notes and the related premiums and the repayment of $140 million of mortgage debt secured by two of our properties and for general corporate purposes. The Series N senior notes were exchanged for Series O senior notes in July 2005.

In addition to the above activity, in December 2006, we redeemed $242 million of our 9 1/4% Series G senior notes that were due in October 2007 with the proceeds from a draw on our credit facility. and we terminated the related interest rate swap agreements. As a result of all of the above redemptions, we recorded a loss of $17 million and $30 million on the early extinguishment of debt in 2006 and 2005, respectively, which includes the payment of call premiums, the acceleration of related deferred financing fees and original issue discounts and the termination of related interest rate swap agreements.

$600 million Exchangeable Senior Debentures.    On March 23, 2007, Host LP issued $600 million 2 5/8% Exchangeable Senior Debentures (the “2007 Debentures”) and received proceeds of $589 million, net of underwriting fees and expenses and original issue discount. The 2007 Debentures mature on April 15, 2027 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on July 15, 2007. We can redeem for cash all, or part of, the 2007 Debentures at any time on or after April 20, 2012 upon 15 days notice at a redemption price of 100% of the principal amount plus accrued interest. Holders have the right to require us to repurchase the 2007 Debentures on April 15, 2012, April 15, 2017 and April 15, 2022 for cash equal to 100% of the principal amount plus accrued interest. Holders may exchange their 2007 Debentures prior to maturity under certain conditions, including when the closing sale price of Host’s common stock is more than 130% of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. On exchange, we will deliver cash in an amount equal to not less than the lower of the exchange value (which is the applicable exchange rate multiplied by the average price of our common shares) and the aggregate principal amount of the 2007 Debentures to be exchanged, and, at our option, shares, cash or a combination thereof for any excess above the principal value. The initial exchange rate is 31.002 shares of our common stock per $1,000 principal amount of debentures, which is equivalent to an exchange price of $32.26 per share of Host common stock. The exchange rate may be adjusted under certain circumstances including the payment of common dividends exceeding $.20 per share in any given quarter. The 2007 Debentures and the common stock issuable, at our option, upon exchange of the debentures have not yet been registered under the Securities Act and may not be offered or sold except to qualified institutional buyers, as defined.

$500 million Exchangeable Senior Debentures.    On March 16, 2004, we issued $500 million of 3.25% Exchangeable Senior Debentures (the “2004 Debentures”) and received net proceeds of $484 million, after discounts, underwriting fees and expenses. The 2004 Debentures mature on April 15, 2024 and are equal in right of payment with all of our unsubordinated debt and senior to all of our subordinated obligations. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. We can redeem for cash all, or part of, the 2004 Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. If we elect to redeem the debentures and the trading price of our common stock exceeds the cash redemption price on a per share basis, we would expect holders to elect to exchange their debentures for shares rather than receive the cash redemption price. Holders have the right to require us to repurchase the 2004 Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 at the issue price. The 2004 Debentures are currently exchangeable into shares of our common stock at a rate of 58.0682 shares for each $1,000 of principal amount of the debentures, or a total of approximately 29 million shares, which is equivalent to an exchange price of $17.22 per share of our common stock. The exchange rate is adjusted for, among other things, the payment of dividends to our common stockholders. Holders may exchange their 2004 Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of our common stock is more than 120% of the exchange price per share, for at least 20 of 30 trading days. The 2004 Debentures and the common stock issuable upon exchange of the debentures have not been registered under the Securities Act and may not be offered or sold except to qualified institutional buyers, as defined.

As of September 25, 2006, holders of the 2004 Debentures were able to exchange their debentures for Host common stock as the closing price for Host common stock exceeded 120% of the exchange price for 20 out of the 30 trading days during the period ending on September 25, 2006. The 2004 Debentures will remain exchangeable until July 1, 2007. The 2004 Debentures will remain exchangeable after July 1, 2007, if the trading price of Host common stock continues to exceed 120% of the exchange price for 20 out of the 30 trading days during the related exchange period, or if other conditions for exchange are satisfied.

Convertible Subordinated Debentures.    As of December 31, 2005, Host Marriott Financial Trust, a wholly owned subsidiary, held approximately 7.4 million shares of 6 3/4% convertible quarterly income preferred securities, with a liquidation preference of $50 per share (for a total liquidation amount of $370 million). The Convertible Preferred Securities represented an undivided beneficial interest in the assets of the Trust. Each of the Convertible Preferred Securities and the related Convertible Subordinated Debentures were convertible at the option of the holder into shares of our common stock.

During 2005, the holders of 2.1 million Convertible Preferred Securities, with a liquidation value of $105 million, exercised their right to convert and, as a result, we issued approximately 6.8 million shares of our common stock. Between January 1, 2006 and February 10, 2006, $368 million of Convertible Subordinated Debentures and corresponding Convertible Preferred Securities were converted into approximately 24 million common shares. On April 5, 2006, we redeemed the remaining $2 million of outstanding Convertible Subordinated Debentures held by third parties for cash.

Amended and Restated Credit Facility.    On September 10, 2004, we entered into an amended and restated credit facility (the “Credit Facility”) with Deutsche Bank Trust Company Americas, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and certain other lenders. The Credit Facility provides aggregate revolving loan commitments in the amount of $575 million with an option to increase the amount of the facility by up to $100 million to the extent that any one or more lenders, whether or not currently party to the Credit Facility, commits to be a lender for such amount. The revolving loan commitment under the facility is divided into two separate tranches: (1) a Revolving Facility A tranche of $385 million and (2) a Revolving Facility B tranche of $190 million. Subject to compliance with the facility’s financial covenants, amounts available for borrowing under Revolving Facility A vary depending on our leverage ratio, with $385 million being available when our leverage ratio is less than 6.5x, $300 million being available when our leverage ratio equals or exceeds

6.5x but is less than 6.75x, $150 million being available when our leverage ratio equals or exceeds 6.75x but is less than 7.0x, and no amounts being available when our leverage ratio equals or exceeds 7.0x. By contrast, the entire amount of Revolving Facility B is available for borrowing at any time that our unsecured interest coverage ratio equals or exceeds 1.5x and our leverage ratio does not exceed levels ranging from 7.5x to 7.0x. The Credit Facility also includes sub-commitments for the issuance of letters of credit in an aggregate amount of $10 million and loans to our Canadian subsidiaries in Canadian Dollars in an aggregate amount of $150 million. The Credit Facility has an initial scheduled maturity in September 2008. We have an option to extend the maturity for an additional year if certain conditions are met at the time of the initial scheduled maturity. We pay interest on borrowings under the Revolving Facility A at floating interest rates plus a margin (which, in the case of LIBOR-based borrowings, ranges from 2.00% to 3.00%) that is set with reference to our leverage ratio. Borrowings under Revolving Facility B are subject to a margin that is 0.5% higher than the corresponding margin applicable to Revolving Facility A borrowings and .75% higher when our leverage ratio is greater than 7.0x. The rate will vary based on our leverage ratio. We are required to pay a quarterly commitment fee that will vary based on the amount of unused capacity. Currently, the commitment fee is .55% on an annual basis. On December 28, 2006, we drew $250 million to redeem our 9 1/4% Series G senior notes. In the first quarter of 2007, we repaid the outstanding balance and currently have $575 million of available capacity under our credit facility.

Mortgage Debt.    All of our mortgage debt is recourse solely to specific assets except for fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2006, we have 29 assets that are secured by mortgage debt with an average interest rate of 7.5%.

On May 2, 2007, we defeased a $514 million mortgage loan secured by eight properties with an interest rate of 7.61% maturing August 2009, which we refer to as the CMBS Loan. We used approximately $548 million of available cash to defease the CMBS loan including amounts from prepayment and other costs.

In connection with the acquisition of The Westin Kierland Resort & Spa, Scottsdale, Arizona, on September 1, 2006, we assumed $135 million of mortgage debt with a fair value of $133 million at the date of acquisition and an interest rate of 5.08%. Interest is payable on the first of each month and the mortgage matures on December 1, 2009.

On June 1, 2006, we repaid the $84 million mortgage debt on the Boston Marriott Copley Place. Additionally, in August 2006, we exercised the second one-year extension option under the loan agreement for the $88 million JW Marriott Washington, D.C. mortgage, which extended the maturity of the loan to September 2007.

On April 10, 2006, in connection with the Starwood transaction, we assumed a $41 million mortgage with a rate of 8.51% and a fair value of approximately $46 million secured by The Westin Tabor Center, and a mortgage of approximately $36 million with a rate of 9.21% and a fair value of approximately $40 million secured by The Westin Indianapolis. The Westin Tabor Center mortgage matures on December 11, 2023 and The Westin Indianapolis mortgage matures on March 11, 2022.

On January 10, 2006, we issued mortgage debt in the amount of $135 million Canadian Dollars ($116 million US Dollars based on the exchange rate on the date of issuance) with a fixed rate of 5.195% that is secured by our four Canadian properties. The mortgage matures on March 1, 2011.

On October 17, 2005, we retired a mortgage secured by two of our Canadian properties with the prepayment of approximately $19 million. In addition to the prepayment of the mortgage debt secured by our Canadian properties, we prepaid $140 million, with the net proceeds from the Series O senior notes, of mortgage debt secured by two of our properties and had $20 million of mortgage debt assumed by the buyer in conjunction with a property disposition in 2005.

Derivative Instruments.    In connection with the mortgage debt secured by the JW Marriott, Washington, D.C., we purchased an interest rate cap with a notional amount of $88 million, which capped the floating interest rate at 8.1% for the first three years of the loan. In August 2006, we exercised our option to extend the mortgage for one year through September 2007. Additionally, we purchased a similar interest rate cap that caps the floating interest rate of the loan at 8.1% through September 2007. The cap represents a derivative that is marked to market each period and the gains and losses from changes in the market value of the cap are recorded in gain (loss) on foreign currency and derivative contracts. The fair value of the interest rate cap was immaterial at December 31, 2006 and December 31, 2005.

In connection with the issuance of our Series G and I senior notes, we had entered into interest rate swap agreements that effectively converted the senior notes to floating-rate debt. Under the swaps, we received fixed-rate payments and we made floating-rate payments based on LIBOR. We designated the interest rate swaps as fair value hedges for both financial reporting and tax purposes and the amounts paid or received under the swap agreements were recognized over the life of the agreements as an adjustment to interest expense. We recorded the changes in the fair value of the swaps and our Series G and I senior notes in the balance sheet as another asset and an increase in the respective senior notes balance, which had no income statement effect. The fair value of these interest rate swaps was $(5) million at December 31, 2005. We terminated the interest rate swap agreements for approximately $4 million in connection with the redemption of our Series G and I senior notes in December 2006.

Prior to the repayment in October 2005, the mortgage loan on our Canadian properties was denominated in U.S. dollars and the functional currency of the Canadian subsidiaries was the Canadian dollar. At the time of the origination of the loan, each of the subsidiaries entered into 60 separate forward currency contracts to buy U.S. dollars at a fixed price. These forward contracts hedged the currency exposure of converting Canadian dollars to U.S. dollars on a monthly basis to cover debt service payments, including the final balloon payment. The forward contracts represented derivatives that were marked to market each period with the gains and losses from changes in the market values of the contracts recorded in gain (loss) on foreign currency and derivative contracts. In 2005, we terminated the remaining foreign currency contracts for approximately $18 million and prepaid the remaining outstanding balance of the loan for approximately $19 million.

Aggregate Debt Maturities.    Aggregate debt maturities at December 31, 2006 are as follows (in millions):

2007	$268
2008	550
2009	890
2010	521
2011	132
Thereafter	3,526

5,887
Discount on senior notes	(12)
Capital lease obligations	3

$5,878

Interest.    During 2006, 2005 and 2004, we made cash interest payments of $459 million, $393 million and $419 million, respectively, which includes capitalized interest of $5 million, $5 million and $3 million, respectively, related to qualifying property construction activities. We recorded losses, which have been included in interest expense on our consolidated statements of operations, during 2006, 2005 and 2004, of approximately $17 million, $30 million and $55 million, respectively, on the early extinguishment of debt, which includes prepayment premiums, the acceleration of the related discounts and deferred financing costs and the termination of related interest rate swap agreements. Deferred financing costs amounted to $60 million and $63 million, net of accumulated amortization, as of December 31, 2006 and 2005, respectively. Amortization of deferred financing costs totaled $15 million, $14 million and $16 million in 2006, 2005 and 2004, respectively.

Amortization of property and equipment under capital leases totaled $2 million, $3 million and $2 million in 2006, 2005 and 2004, respectively, and is included in depreciation and amortization on the accompanying consolidated statements of operations.

5.	Stockholders’ Equity

Seven hundred fifty million shares of common stock, with a par value of $0.01 per share, are authorized, of which 521.1 million and 361.0 million were outstanding as of December 31, 2006 and 2005, respectively. Fifty million shares of no par value preferred stock are authorized, with 4.0 million shares and 10.0 million shares outstanding as of December 31, 2006 and 2005, respectively.

Dividends.    We are required to distribute at least 90% of our taxable income, excluding net capital gain, to qualify as a REIT. However, our policy on common dividends is generally to distribute 100% of our taxable income, including net capital gain, unless otherwise contractually restricted. For our preferred dividends, we will generally pay the quarterly dividend, regardless of the amount of taxable income, unless similarly contractually restricted. The amount of any dividends will be determined by Host’s Board of Directors.

The table below presents the amount of common and preferred dividends declared per share as follows:

	2006	2005	2004
Common stock	$.76	$.41	$.05
Class A preferred stock 10%	—	—	1.38
Class B preferred stock 10%	—	.87	2.50
Class C preferred stock 10%	.625	2.50	2.50
Class E preferred stock 8 7/8%	2.22	2.22	1.37

Common Stock.

On April 16, 2006, we also issued approximately 133.5 million common shares for the acquisition of hotels from Starwood Hotels & Resorts. See Note 12, Acquisitions—Starwood Acquisition.

During 2006 and 2005, we converted our Convertible Subordinated Debentures into approximately 24 million and 6.8 million, shares of common stock, respectively. The remainder was redeemed for $2 million in April 2006. See Note 4, Convertible Subordinated Debentures.

Preferred Stock.    We currently have one class of publicly-traded preferred stock outstanding: 4,034,400 shares of 8 7/8% Class E preferred stock. Holders of the preferred stock are entitled to receive cumulative cash dividends at 8 7/8% per annum of the $25.00 per share liquidation preference, which are payable quarterly in arrears. After June 2, 2009, we have the option to redeem the Class E preferred stock for $25.00 per share, plus accrued and unpaid dividends to the date of redemption. The preferred stock ranks senior to the common stock and the authorized Series A junior participating preferred stock (discussed below), and at parity with each other. The preferred stockholders generally have no voting rights. Accrued preferred dividends at December 31, 2006 and 2005 were approximately $2 million and $6 million, respectively.

During 2006, 2005 and 2004, we redeemed, at par, all of our then outstanding shares of Class C, B and A cumulative preferred stock, respectively. The fair value of the preferred stock (which was equal to the redemption price) exceeded the carrying value of the Class C, B and A preferred stock by approximately $6 million, $4 million and $4 million, respectively. These amounts represent the original issuance costs. The original issuance costs for the Class C, B and A preferred stock have been reflected in the determination of net income available to common stockholders for the purpose of calculating our basic and diluted earnings per share in the respective years of redemption.

Stockholders Rights Plan.    In 1998, the Board of Directors adopted a stockholder rights plan under which a dividend of one preferred stock purchase right was distributed for each outstanding share of our common stock. Each right when exercisable entitles the holder to buy 1/1,000th of a share of a Series A junior participating preferred stock of ours at an exercise price of $55 per share, subject to adjustment. The rights are exercisable 10 days after a person or group acquired beneficial ownership of at least 20%, or began a tender or exchange offer for at least 20%, of our common stock. Shares owned by a person or group on November 3, 1998 and held continuously thereafter are exempt for purposes of determining beneficial ownership under the rights plan. The rights are non-voting and expire on November 22, 2008, unless exercised or previously redeemed by us for $.005 each. If we were involved in a merger or certain other business combinations not approved by the Board of Directors, each right entitles its holder, other than the acquiring person or group, to purchase common stock of either our company or the acquiror having a value of twice the exercise price of the right.

6.	Income Taxes

During 1998, we restructured ourselves to enable us to qualify for treatment as a REIT effective January 1, 1999, pursuant to the U.S. Internal Revenue Code of 1986, as amended. In general, a corporation that elects REIT status and meets certain tax law requirements regarding the distribution of its taxable income to its stockholders as prescribed by applicable tax laws and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is generally not subject to federal and state income taxation on its operating income distributed to its stockholders. In addition to paying federal and state income taxes on any retained income, we are subject to taxes on “built-in-gains” on sales of certain assets. Additionally, our taxable REIT subsidiaries are subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of the taxable REIT subsidiaries, state income and franchise taxes incurred by Host and Host LP and foreign income taxes incurred by Host LP, as well as each of their respective subsidiaries.

Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss, capital loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

Total deferred tax assets and liabilities at December 31, 2006 and 2005 are as follows (in millions):

	2006	2005
Deferred tax assets	$119	$118
Less: Valuation allowance	(22)	(22)

Subtotal	97	96
Deferred tax liabilities	(94)	(91)

Net deferred tax assets	$3	$5

We have recorded a valuation allowance under SFAS 109 equal to approximately $2 million (100%) of our domestic capital loss carryforward deferred tax asset. In addition, we have recorded a valuation allowance equal to approximately $19 million (100%) of our Mexican net operating loss and asset tax credit carryforwards deferred tax asset and approximately $1 million (18%) of our Canadian net operating loss carryforward deferred tax asset. Any subsequent reduction in the valuation allowance related to a net operating loss, capital loss or tax credit carryforward will be recorded as a reduction of income tax expense. The primary components of our net deferred tax assets are as follows (in millions):

	2006	2005
Investment in hotel leases	$9	$18
Accrued related party interest	16	25
Net operating loss and capital loss carryforwards	32	39
Alternative minimum tax credits	3	3
Safe harbor lease investments	(18)	(19)
Property and equipment depreciation	(6)	(7)
Investments in affiliates	(61)	(65)
Deferred incentive management fees	—	11
Holdover period rent expense	(9)	—
Prepaid revenue	37	—

Net deferred tax assets	$3	$5

At December 31, 2006, we have aggregate gross domestic and foreign net operating loss, capital loss and tax credit carryforwards of approximately $143 million. We have deferred tax assets related to these loss and tax credit carryforwards of approximately $57 million and established a valuation allowance of approximately $22 million. Our net operating loss carryforwards expire through 2024, our domestic capital loss carryforward expires in 2010, and our foreign capital loss carryforwards have no expiration period. Our domestic tax credits have no expiration period and our foreign asset tax credits expire though 2016.

Our U.S. and foreign income (loss) from continuing operations before income taxes was as follows (in millions):

	2006	2005	2004
U.S. income (loss)	$297	$141	$(88)
Foreign income (loss)	7	8	(4)

Total	$304	$149	$(92)

The provision (benefit) for income taxes for continuing operations consists of (in millions):

	2006	2005	2004
Current—Federal	$—	$—	$—
—State	2	2	2
—Foreign	8	5	7

	10	7	9

Deferred—Federal	—	18	(16)
—State	(5)	2	(2)
—Foreign	—	(3)	(1)

	(5)	17	(19)

Income tax provision (benefit)—continuing operations	$5	$24	$(10)

The total provision (benefit) for income taxes, including the amounts associated with discontinued operations, was $7 million, $25 million and $(10) million in 2006, 2005 and 2004, respectively.

The differences between the income tax provision (benefit) calculated at the statutory federal income tax rate of 35 percent and the actual income tax provision (benefit) recorded each year for continuing operations are as follows (in millions):

	2006	2005	2004
Statutory federal income tax provision (benefit)	$110	$57	$(26)
Nontaxable (income) loss of Host REIT	(110)	(35)	12
State income tax provision (benefit), net	2	2	(1)
Tax contingencies	(5)	(5)	(1)
Foreign income tax provision	8	5	6

Income tax provision (benefit)—continuing operations	$5	$24	$(10)

In 2006, 2005 and 2004, we recognized an income tax benefit of $5 million, $5 million and $1 million, respectively, relating to the reduction of previously accrued income taxes after an evaluation of the exposure items and the expiration of related statutes of limitation. Cash paid for income taxes, net of refunds received, was $8 million, $8 million and $10 million in 2006, 2005 and 2004, respectively.

7.	Leases

Hotel Leases.    We lease substantially all of our hotels (the “Leases”) to a wholly owned subsidiary that qualifies as a taxable REIT subsidiary due to federal income tax restrictions on a REIT’s ability to derive revenue directly from the operation and management of a hotel.

Hospitality Properties Trust Relationship.    In a series of related transactions in 1995 and 1996, we sold and leased back 53 Courtyard by Marriott (“Courtyard”) properties and 18 Residence Inn by Marriott (“Residence Inn”) properties to Hospitality Properties Trust (“HPT”). These leases, which are accounted for as operating leases and are included in the table below, have initial terms expiring between 2010 and 2012 and are renewable at our option. Minimum rent payments are $57 million annually for the Courtyard properties and $19 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to HPT under the terms of the leases.

In 1998, we sublet the HPT properties (the “Subleases”) to separate sublessee subsidiaries of Barceló Crestline Corporation (the “Sublessee”), subject to the terms of the applicable HPT lease. The term of each Sublease expires simultaneously with the expiration of the initial term of the HPT lease to which it relates and automatically renews for the corresponding renewal term under the HPT lease, unless either we or the Sublessee elect not to renew the Sublease provided, however, that neither party can elect to terminate fewer than all of the Subleases in a particular pool of HPT properties (one for the Courtyard properties and one for the Residence Inn properties). Rent payable by the Sublessee under the Subleases consists of the minimum rent payable under the HPT lease and an additional percentage rent payable to us. The percentage rent payable by the Sublessee is generally sufficient to cover the additional rent due under the HPT lease, with any excess being retained by us. The rent payable under the Subleases is guaranteed by the Sublessee, up to a maximum amount of $30 million, which is allocated between the two pools of HPT properties.

Other Lease Information.    As of December 31, 2006, all or a portion of 38 of our hotels are subject to ground leases, generally with multiple renewal options, all of which are accounted for as operating leases. For lease agreements with scheduled rent increases, we recognize the lease expense on a straight-line basis over the term of the lease. Certain of these leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. We also have leases on facilities used in our former restaurant business, some of which we subsequently subleased. These leases and subleases contain one or more renewal options, generally for five or ten-year periods. Our lease activities also include leases entered into by our hotels for various types of equipment, such as computer equipment, vehicles and telephone systems. The restaurant and equipment leases are accounted for as either operating or capital leases, depending on the characteristics of the particular lease arrangement. The amortization charge applicable to capitalized leases is included in depreciation expense in the accompanying consolidated statements of operations.

The following table presents the future minimum annual rental commitments required under non-cancelable leases for which we are the lessee as of December 31, 2006. Minimum payments for the operating leases have not been reduced by aggregate minimum sublease rentals from restaurants and the Sublessee of approximately $12 million and $420 million, respectively, payable to us under non-cancelable subleases.

	Capital Leases	Operating Leases
	(in millions)
2007	$1	$119
2008	1	117
2009	1	111
2010	—	108
2011	—	88
Thereafter	—	1,040

Total minimum lease payments	3	$1,583

Less: amount representing interest	—

Present value of minimum lease payments	$3

We remain contingently liable on certain leases relating to divested non-lodging properties. Such contingent liabilities aggregated $27 million as of December 31, 2006. However, management considers the likelihood of any material funding related to these leases to be remote.

Rent expense consists of:

	2006	2005	2004
	(in millions)
Minimum rentals on operating leases	$125	$119	$123
Additional rentals based on sales	28	19	18
Less: sublease rentals	(88)	(85)	(83)

	$65	$53	$58

8.	Employee Stock Plans

We maintain two stock-based compensation plans, the comprehensive stock plan (the “Comprehensive Plan”), whereby we may award to participating employees (i) restricted shares of our common stock, (ii) options to purchase our common stock and (iii) deferred shares of our common stock and the employee stock purchase plan. At December 31, 2006, there were approximately 7.9 million shares of common stock reserved and available for issuance under the Comprehensive Plan.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment (“SFAS 123 R”). As required under this statement, we recognize costs resulting from our share-based payment transactions in our financial statements over their vesting periods. We classify share-based payment awards granted in exchange for employee services as either equity classified awards or liability classified awards. The classification of our restricted stock awards as either an equity award or a liability award is primarily based upon cash settlement options. Equity classified awards are measured based on the fair value on the date of grant. Liability classified awards are remeasured to fair value each reporting period. The value of all restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. All restricted stock awards to senior executives have been classified as liability awards, primarily due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. Restricted stock awards to our upper-middle management have been classified as equity awards as these awards do not have this optional tax withholding feature.

We adopted the fair value provisions of SFAS 123 in 2002 and, therefore, have recognized the costs associated with all share-based payment awards granted after January 1, 2002. Effective January 1, 2006, we instituted a new restricted stock program, which is accounted for using the provisions of SFAS 123R.

Restricted Stock.    During the first quarter of 2006, we granted shares to senior executives to be distributed over the next three years in annual installments. Vesting for these shares is determined both on continued employment, as well as market performance based on the achievement of total shareholder return on an absolute and relative basis. For the shares that vest solely on continued employment, we recognize compensation expense over the requisite period based on the market price at the balance sheet date. For shares that vest based on market performance, we recognize compensation expense over the requisite service period based on the fair value of the shares at the balance sheet date, which is estimated using a simulation or Monte Carlo method. For the purpose of the simulation, we assumed a volatility of 20.2%, which is calculated based on the volatility of our stock price over the last three years, a risk-free interest rate of 4.74%, which reflects the yield on a 3-year Treasury bond, and a stock beta of 0.901 compared to the REIT composite index based on three years of historical price data. The number of shares issued is adjusted for forfeitures. All shares earned under the prior stock plan were fully vested for the year ended December 31, 2005.

We made an additional grant of shares to senior executives in February 2006 (“2006 supplemental grant”). Twenty-five percent of this award vested immediately and was expensed during the first quarter, while the remaining 75% vest over a three-year period based on continued employment. We recognize compensation expense for the outstanding portion of this grant based on the market price at the balance sheet date.

During 2006, 2005 and 2004, we recorded compensation expense of approximately $32 million, $20 million and $23 million respectively, related to the restricted stock awards to senior executives. The total unrecognized compensation cost, based on the valuation criteria above, that relates to nonvested restricted stock awards at December 31, 2006 was approximately $37 million, which, if earned, will be recognized over the weighted average of 1.3 years. The following table is a summary of the status of our senior executive plans for the three years ended December 31, 2006. The fair values for the awards below are based on the fair value at the respective transaction dates, as the awards are classified as liability awards.

	2006		2005		2004
	Shares (in millions)	Fair Value (per share)	Shares (in millions)	Fair Value (per share)	Shares (in millions)	Fair Value (per share)
Balance, at beginning of year	—	$—	1.2	$17	2.5	$12
Granted	3.5	16	—	—	—	—
Vested(1)	(1.1)	24	(1.1)	19	(1.3)	16
Forfeited/expired	—	—	(.1)	17	—	—

Balance, at end of year	2.4	19	—	—	1.2	17

Issued in calendar year(1)	.7	19.6		17.7		12

(1)	Shares that vest at December 31 of each year are issued to the employees in the first quarter of the following year, although the requisite service period is complete. Accordingly, the .7 million shares issued in 2006 include the shares vested at December 31, 2005, after adjusting for shares withheld to meet employee tax requirements. The withheld shares for employee tax requirements were valued at $11.7 million, $7.7 million and $6.6 million, for 2006, 2005 and 2004, respectively.

We also maintain a restricted stock program for our upper-middle management. Vesting for these shares is determined based on continued employment and, accordingly, we recognize compensation expense ratably over the service period of three years. We recorded compensation expense related to these shares of approximately $1.5 million, $1.4 million and $1.0 million during 2006, 2005 and 2004, respectively. The total unrecognized compensation cost, measured on the grant date, that relates to nonvested restricted stock awards at December 31, 2006 was approximately $.4 million, which, if earned, will be recognized over the weighted average remaining service period of 1 year. The following table is a summary of the status of our upper-middle management plan for the three years ended December 31, 2006. The fair values for the awards below are based on the fair value at the grant date of the respective awards, as the awards are classified as equity awards.

	2006		2005		2004
	Shares (in thousands)	Fair Value (per share)	Shares (in thousands)	Fair Value (per share)	Shares (in thousands)	Fair Value (per share)
Balance, at beginning of year	25	$16	21	$13	—	$—
Granted	78	20	89	16	89	13
Vested (1)	(74)	19	(80)	15	(58)	13
Forfeited/expired	(7)	18	(5)	15	(10)	13

Balance, at end of year	22	20	25	16	21	13

Issued in calendar year (1)	47	17	37	16	24	13

(1)	Shares that vest at December 31 of each year are issued to the employees in the first quarter of the following year, although the requisite service period is complete. Accordingly, the 47,000 shares issued in 2006 include the shares vested at December 31, 2005, after adjusting for shares withheld to meet employee tax requirements. The value of shares withheld for employee tax requirements was not material for all periods presented.

Employee Stock Purchase Plan.    Under the terms of the employee stock purchase plan, eligible employees may purchase common stock through payroll deductions at 90% of the lower of market value at the beginning or end of the plan year, which runs from February 1 through January 31. We record compensation expense for the employee stock purchase plan based on the fair value of the employees’ purchase rights, which is estimated using an option-pricing model with the following assumptions for the 2006, 2005 and 2004 plan years, respectively; Risk-free interest rate of 4.7%, 4.3% and 2.9%, volatility of 33%, 34% and 34%, expected life of one year for all periods. We assume a dividend yield of 0% for these grants, as no dividends are accrued during the one year vesting period. We issued approximately 16,000, 14,000 and 16,000 shares, for the 2006, 2005 and 2004 plan years, respectively. The weighted average fair value of these shares granted was $4.73, $4.27 and $3.02 in 2006, 2005 and 2004, respectively. The compensation expense reflected in net income was not material for all periods presented.

Employee Stock Options.    Effective January 1, 2002, we adopted the expense recognition provisions of SFAS 123 for employee stock options granted on or after January 1, 2002 only. We did not grant any stock options after December 2002. All options granted are fully vested as of December 31, 2006.

The fair value of the 2002 stock options was estimated on the date of grant using an option-pricing model. Compensation expense for the stock options is recognized on a straight-line basis over the vesting period. The weighted average fair value per option granted during 2002 was $1.41. We recorded compensation expense of approximately $229,000, $244,000 and $280,000 for 2006, 2005 and 2004, which represents the expense for stock options granted during 2002. As of December 31, 2006, all outstanding options were exercisable. The aggregate intrinsic value of the outstanding and exercisable options at December 31, 2006 was approximately $12.9 million.

The following table is a summary of the status of our stock option plans that have been approved by our stockholders for the three years ended December 31, 2006. We do not have stock option plans that have not been approved by our stockholders.

	2006		2005		2004
	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
Balance, at beginning of year	1.4	$6	2.6	$6	4.5	$6
Granted	—	—	—	—	—	—
Exercised	(.7)	6	(1.1)	6	(1.6)	7
Forfeited/expired	—	—	(.1)	6	(.3)	8

Balance, at end of year	.7	6	1.4	6	2.6	6

Options exercisable at year-end	.7		1.2		2.0

The following table summarizes information about stock options at December 31, 2006:

	Options Outstanding and Exercisable
Range of Exercise Prices	Shares (in millions)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$1 – 3.3		1	$3
4 – 6.1		2	6
7 – 9.3		9	8

	.7

In connection with the Host Marriott Services (“HM Services”) spin-off in 1995, outstanding options held by our current and former employees were redenominated in both our and HM Services stock and the exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. Pursuant to the distribution agreement between us and HM Services, we originally had the right to receive up to 1.4 million shares of HM Services’ common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. On August 27, 1999, Autogrill Acquisition Co., a wholly owned subsidiary of Autogrill SpA of Italy, acquired HM Services. Since HM Services is no longer publicly traded (and has been renamed HMS Host), all future payments to us will be made in cash. As of December 31, 2006 and 2005, the receivable balance was approximately $1 million and $2 million, respectively, which is included in other assets in the accompanying consolidated balance sheets.

Deferred Stock.    Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. We accrue compensation expense on a straight-line basis over the vesting period for the fair market value of the shares on the date of grant, less estimated forfeitures. No shares were granted under this plan since 2003. The compensation cost that has been charged against income for deferred stock was not material for all periods presented. The implementation of SFAS No. 123 had no impact on the calculation of compensation expense for the deferred stock incentive plan.

9.	Profit Sharing and Postemployment Benefit Plans

We contribute to defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The discretionary amount to be matched by us is determined annually by the Board of Directors. We provide medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Our recorded liability for this obligation is not material. Payments for these items were not material for the three years ended December 31, 2006.

10.	Discontinued Operations

Assets Held For Sale.    As of December 31, 2006, four hotels were classified as held for sale, all of which were sold during January 2007. As of December 31, 2005, two hotels were classified as held for sale, both of which were sold in 2006. We reclassified the assets and liabilities relating to these hotels as held for sale in our consolidated balance sheets as of December 31, 2006 and 2005, respectively, as detailed in the following table (in millions):

	2006	2005
Property and equipment, net	$95	$62
Other assets	1	11

Total assets	$96	$73

Other liabilities	—	—

Total liabilities	$—	$—

Dispositions.    We sold seven hotels in 2007, seven hotels in 2006, five hotels in 2005 and nine hotels in 2004. The following table summarizes the revenues, income before taxes, and the gain on dispositions, net of tax, of the hotels which have been reclassified to discontinued operations in the consolidated statements of operations for the periods presented (in millions):

	2006	2005	2004
Revenues	$147	$251	$381
Income before income taxes	26	33	38
Gain on disposals, net of tax	416	19	52

11.	Gain on Insurance Settlement

Eight of our properties sustained damage from hurricanes during 2005, with two, the New Orleans Marriott and the Fort Lauderdale Marina Marriott, having extensive damage which required us to temporarily close all or part of these hotels. The current range of estimates to repair the damage at all of the properties is approximately $60 million to $80 million, substantially all of which will be covered by insurance. Our insurance coverage for the properties entitles us to receive recoveries for damage to the hotels, as well as payments for business interruption. Gains resulting from insurance proceeds will not be recognized until all contingencies are resolved. As of December 31, 2005, we recorded an insurance receivable of approximately $35 million which reflected the book value of the property and equipment written off and repairs and clean-up costs incurred as a result of the hurricane damage which will be covered by insurance. During 2006, we received approximately $22 million of insurance proceeds, which reduced our receivable to approximately $14 million as of December 31, 2006. During 2006 and 2005, we received approximately $16 million and $9 million of business interruption proceeds related to the operations of the hotels for which all contingencies have been resolved.

In 2004, the gain on insurance settlement includes $3 million of business interruption proceeds that we received in connection with the loss of business at our Toronto hotels due to the outbreak of Severe Acute Respiratory Syndrome (SARS).

12.	Acquisitions

Starwood Acquisition

On April 10, 2006, we acquired 25 domestic hotels and three foreign hotels from Starwood Hotels & Resorts Worldwide, Inc., or Starwood. The acquisition was completed pursuant to the Master Agreement and Plan of Merger, dated as of November 14, 2005, and amended as of March 24, 2006, (the “Master Agreement”) among Host, Starwood and certain of their respective subsidiaries.

For the 28 hotels included in the initial closing, the total consideration paid by Host to Starwood and its stockholders included the issuance of $2.27 billion of equity (133,529,412 shares of Host common stock) to Starwood stockholders, the assumption of $77 million in debt and the cash payment of approximately $750 million, which includes closing costs. An exchange price of Host common stock of $16.97 per share was calculated based on guidance set forth in Emerging Issues Task Force Issue No. 99-12, as the average of the closing prices of Host common stock during the range of trading days from two days before and after the November 14, 2005 announcement date.

The purchase price of the acquired assets and liabilities has been recorded based on fair value. Property and equipment has been recorded on a stepped-up basis from historical costs and the fair value of assumed debt has been based on expected future debt service payments discounted at risk-adjusted rates. Other assets and liabilities are recorded at historical costs, which is believed to be equivalent to fair value. We have substantially completed our process of allocating the purchase price among individual hotels and evaluating the fair value of the allocation of the purchase price among each individual hotel’s assets and liabilities, including land, property and equipment items, other assets and liabilities, and assumed agreements, including ground and retail space leases and other intangible assets. While the purchase price allocations are substantially complete, they may be subject to refinement, which would likely affect the amount of depreciation expense recorded. The operating results of each of the consolidated acquired hotels are included in our statement of operations from the date acquired.

In conjunction with our acquisition of the Starwood properties, we evaluated various operating, license, ground and retail lease agreements to determine if the terms were at, above or below market in accordance with SFAS 141. We identified five agreements which we determined were not on market terms and recorded each of these agreements at their fair value as either an intangible asset or liability on the accompanying balance sheet. We recognized an intangible asset for a ground lease with a fair value of approximately $3 million that is recorded in other assets on our balance sheet. Additionally, we recorded an intangible liability for four unfavorable ground and retail lease agreements with a total fair value of approximately $8 million that is included in other liabilities on the accompanying balance sheet. The intangible asset and liabilities will be amortized over the life of the related agreements, with the income or expense recorded in other property level expenses.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed in the Starwood transaction, less the Sheraton Warsaw Hotel & Towers, which was contributed to the European Joint Venture on May 2, 2006 (see Note 3 for further information) (in millions):

Property and equipment, net	$3,058
Other assets	10

Total assets	3,068
Debt (a)	(77)
Other liabilities	(19)

Net assets acquired	$2,972

(a)	We assumed $77 million of mortgage debt from Starwood with a fair value of $86 million in the transaction.

Our summarized unaudited consolidated pro forma results of operations, assuming the Starwood acquisition occurred on January 1, 2005, are as follows (in millions, except per share amounts):

	2006	2005
Revenues	$5,059	$4,615
Income from continuing operations	312	216
Net income	754	268
Net income available to common shareholders	734	237
Basic earnings per common share:
Continuing operations	.56	.38
Discontinued operations	.85	.11

Basic earnings per common share	$1.41	$.49

Diluted earnings per common share:
Continuing operations	.56	.38
Discontinued operations	.84	.10

Diluted earnings per common share	$1.40	$.48

Other Acquisitions

On September 1, 2006, we acquired The Westin Kierland Resort & Spa in Scottsdale, Arizona, for approximately $393 million, including the assumption of the $135 million of mortgage debt with a fair value of $133 million. In connection with the acquisition, we recorded an intangible asset with a fair value of approximately $9 million, which is included in other assets on the accompanying balance sheet. The intangible asset will be amortized over the life of the hotel management agreement.

For the Starwood and The Westin Kierland acquisitions, the amount of amortization income and expense for intangible assets and liabilities were both immaterial for the period ended December 31, 2006. The intangibles that we assumed have an amortization period of three to 70 years. Additionally, the estimated aggregate net amortization for the next five years is expected to be less than $1 million.

On September 30, 2005, we acquired the 834-room Hyatt Regency Washington on Capitol Hill in Washington, D.C. for a purchase price of approximately $274 million.

On December 30, 2004, we received approximately $47 million in payment of a note receivable from a minority partner in a consolidated subsidiary that owns two hotels. At the request of the minority partner, the partnership purchased preferred units of Vornado Realty Trust (the “Vornado Preferred Units), which we held as of December 31, 2004. As the Vornado Preferred Units are not publicly traded, we have recorded them in other assets at their cost basis in our consolidated balance sheet. On January 3, 2005, these securities were transferred to the minority partner, in redemption of his partnership interest, and we also paid approximately $14 million to a second partner for the remaining minority interests in the partnership. No gain or loss was recognized on this transaction.

On September 22, 2004, we acquired the 270-suite Scottsdale Marriott at McDowell Mountains for a purchase price of approximately $58 million, including the assumption of approximately $34 million of mortgage debt on the hotel. On July 15, 2004, we acquired the 450-suite Fairmont Kea Lani Maui for approximately $355 million. On April 27, 2004, we purchased the 455-suite Chicago Embassy Suites, Downtown-Lakefront for approximately $89 million.

The pro forma statements of operations have not been provided for The Westin Kierland Resort & Spa acquisition in 2006, and the acquisitions completed in 2005 and 2004, as the effect of the acquisitions is not material.

13.	Fair Value of Financial Instruments

The fair value of certain financial assets and liabilities and other financial instruments are shown below:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Financial assets
Notes receivable	$9	$9	$7	$7
Financial liabilities
Senior notes (excluding fair value of swaps)	3,031	3,033	2,562	2,621
Exchangeable Senior Debentures	495	737	493	582
Credit Facility	250	250	20	20
Mortgage debt and other, net of capital leases	2,100	2,181	1,910	2,068
Convertible Subordinated Debentures	—	—	387	473

Notes receivable and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. Senior notes and the Convertible Subordinated Debentures are valued based on quoted market prices. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

14.	Relationship with Marriott International

We have entered into various agreements with Marriott, including the management of approximately 60% of our hotels, as well as franchised properties; financing for joint ventures or partnerships including the acquisition in 1996 of two hotels (one of which was sold on January 30, 2004) in Mexico City, Mexico and the 2000 acquisition of CBM Joint Venture LLC (see Note 3) and certain limited administrative services.

In 2006, 2005 and 2004, we paid Marriott $165 million, $148 million and $129 million, respectively, in hotel management fees and $1 million, $1 million and $2 million, respectively, in franchise fees. Included in the management fees paid are amounts paid to The Ritz-Carlton Hotel Company, LLC (Ritz-Carlton), Courtyard Management Corporation and Residence Inn Management Corporation.

We negotiated amendments to various management agreements with Marriott and agreed, among other matters, to waive performance termination tests through the end of fiscal year 2009, to modify certain extension tests which condition the manager’s ability to renew the management agreements, and to extend certain contracts for ten additional years. As part of this negotiation, Marriott agreed to make cash payments to us, over time, to reduce an existing cap on the costs and expenses related to chain services that are provided on a centralized basis, as well as to establish a cap on certain other costs, to provide us with an incentive to increase our capital expenditures at the hotels through 2008, to waive certain deferred management fees, and to modify the incentive management fee on certain contracts. In addition, we agreed to use a portion of Marriott’s cash payments for brand reinvestment projects at various hotels in our portfolio.

15.	Hotel Management Agreements and Operating and License Agreements

Our hotels are subject to management agreements under which various operators, including Marriott, Ritz-Carlton, Hyatt, Swissôtel, Hilton, Four Seasons, Fairmont and Starwood, operate our hotels for the payment of a management fee. The agreements generally provide for both base and incentive management fees based on hotel sales and operating profit, respectively. As part of the management agreements, the manager furnishes the hotels with certain chain services which are generally provided on a central or regional basis to all hotels in the manager’s hotel system. Chain services include central training, advertising and promotion, national reservation systems, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among the hotels managed, owned or leased by the manager on a fair and equitable basis. In addition, our managers will generally have a guest rewards program which will be charged to all of the hotels that participate in the program.

We are obligated to provide the manager with sufficient funds, generally 5% of revenue generated at the hotel, to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels’ furniture, fixtures and equipment. Under certain circumstances, we will be required to establish escrow accounts for such purposes under terms outlined in the agreements.

Marriott International

Of our hotels, 72 are subject to management agreements under which Marriott or one of their subsidiaries manages the hotels, generally for an initial term of 15 to 20 years with one or more renewal terms at the option of Marriott. Marriott typically receives a base fee of three percent of gross revenues and incentive management fees generally equal to 20% operating profit after we have received a priority return. We have the option to terminate certain management agreements if specified performance or extension thresholds are not satisfied. A single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

Additionally, we have agreed with Marriott that a pool of hotels currently subject to existing management agreements may be sold over time unencumbered by a Marriott management agreement without the payment of termination fees, subject to certain restrictions. The remaining pool includes 23 hotels. Approximately 70% of this pool (as measured by EBITDA) may be sold free and clear of their existing management agreements without the payment of a termination fee, provided the hotels maintain the Marriott brand affiliation through a franchise agreement. A percentage of these hotels may also be sold free and clear of their existing management agreements and brand affiliation without a termination fee.

We have a franchise agreement with Marriott for one hotel. Pursuant to the franchise agreement, we pay a franchise fee based on a percentage of room sales and food and beverage sales, as well as certain other fees for advertising and reservations. Franchise fees for room sales are approximately six percent of sales, while fees for food and beverage sales are approximately three percent of sales. The franchise agreement has a term of 30 years.

Ritz-Carlton

We hold management agreements with Ritz-Carlton, a wholly-owned subsidiary of Marriott, to manage nine of our hotels. These agreements have an initial term of 15 to 25 years with one or more renewal terms at the option of Ritz-Carlton. Base management fees vary from two to five percent of sales and incentive management fees, if any, are generally equal to 20% of available cash flow or operating profit, after we have received a priority return as defined in the agreements.

Starwood

As of December 31, 2006, 27 of our hotels are subject to operating and license agreements with Starwood under which Starwood operates the hotels, for an initial term of 20 years, with two renewal terms of 10 years each. Starwood receives compensation in the form of a base fee of 1% of annual gross operating revenues, and an incentive fee of 20% of annual gross operating profit, after we have received a priority return of 10.75% on our purchase price and other investments in the hotels.

The license agreements address matters relating to the subject brand, including rights to use service marks, logos, symbols and trademarks, such as those associated with Westin, Sheraton. W, Luxury Collection and St. Regis, as well as matters relating to compliance with certain standards and policies and (including through other agreements in the case of certain hotels) the provision of certain system program and centralized services. The license agreements have an initial term of 20 years each, with two renewal terms of 10 years each at the option of the licensor. Licensors receive compensation in the form of license fees of 5% of room sales and 2% of food and beverage sales.

We have the right to terminate the operating agreements on 17 specified hotels as of December 31, 2006 upon the sale of those hotels. With respect to eight hotels as of December 31, 2006, we have the right to sell no more than three annually free and clear of their existing operating agreements without the payment of a termination fee, and we have a limited right to terminate one license agreement annually. With respect to the remaining nine hotels, we have the right beginning in 2016 to sell 35% of the hotels (measured by EBITDA) free and clear of the existing operating agreement over a period of time without the payment of a termination fee. With respect to any termination of an operating agreement on sale, the proposed purchaser would need to meet the requirements for transfer under the applicable license agreement.

Other Managers

We also hold management agreements with hotel management companies such as Hyatt, Hilton, Four Seasons and Fairmont for 17 of our hotels. These agreements generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party or, in some cases, the hotel management company of up to an additional one to 15 years. The agreements generally provide for payment of base management fees equal to one to four percent of sales. Sixteen of the seventeen agreements also provide for incentive management fees generally equal to 10 to 30 percent of available cash flow, operating profit, or net operating income, as defined in the agreements, after we have received a priority return.

16.	Geographic and Business Segment Information

We consider each one of our hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. All of our other real estate investment activities (primarily our leased hotels and office buildings) are immaterial, and thus, we report one business segment: hotel ownership. Our foreign operations consist of four properties located in Canada, two properties located in Chile and one property located in Mexico. There were no intercompany sales between us and the foreign properties. The following table presents revenues and long-lived assets for each of the geographical areas in which we operate (in millions):

	2006		2005		2004
	Revenues	Property and Equipment	Revenues	Property and Equipment	Revenues	Property and Equipment
United States	$4,662	$10,384	$3,573	$7,286	$3,278	$7,148
Canada	107	112	94	110	87	111
Chile	16	53	—	—	—	—
Mexico	26	35	24	38	24	39

Total	$4,811	$10,584	$3,691	$7,434	$3,389	$7,298

17.	Guarantees and Contingencies

We have certain guarantees which consist of commitments we have made to third parties for leases or debt that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The guarantees are listed below:

•

We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $27 million as of December 31, 2006.

•

In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership to Barceló Crestline Corporation, formerly Crestline Capital Corporation, in the REIT conversion, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

•

In connection with the sale of two hotels in January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $14 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

•

In connection with the Starwood acquisition, we identified four properties with environmental liabilities, primarily asbestos in non-public areas of the properties, for which we have recorded the present value of the liability, or approximately $2.3 million, in accordance with FIN 47 “Accounting for Conditional Asset Retirement Obligations”. The amount is based on management’s estimate of the timing and future costs to remediate the liability. We will record the accretion expense over the period we intend to hold the hotel or until the item is remediated.

18.	Related Party Transactions

In December 2006, the insurance trust which holds split-dollar life insurance policies for Mr. J. Willard Marriott, Jr. exercised its rights under its Split-Dollar Life Insurance Policies Agreement with the Company to purchase our interest in the policy. We received approximately $4.5 million, which equaled the premiums paid on the policy since 1996 (inception) in accordance with the terms of the agreement.

19.	Mandatorily Redeemable Non-controlling Interests of All Entities

We consolidate four majority-owned partnerships, the Philadelphia Market Street HMC Host Limited Partnership; the Pacific Gateway, Ltd; the Lauderdale Beach Association; and the Marriott Mexico City Partnership G.P., all of which have finite lives ranging from 77 to 100 years that terminate between 2061 and 2097.

As of December 31, 2006, the minority interest holders in two of the partnerships have settlement alternatives in which they could be issued a total of 2.4 million OP units based on their ownership percentages as stipulated in their partnership agreements. At December 31, 2006 and 2005, the OP units issuable were valued at $60 million and $39 million, respectively. Two of these partnerships do not have any settlement alternatives. At December 31, 2006 and 2005, the fair values of the minority interests in these partnerships were approximately $129 million and $121 million, respectively.

20.	Quarterly Financial Data (unaudited)

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share amounts)
Revenues	$819	$1,176	$1,106	$1,710
Operating profit	111	226	121	306
Income from continuing operations	12	90	31	163
Income from discontinued operations	160	240	9	33
Net income	172	330	40	196
Net income available to common stockholders	166	320	38	194
Basic earnings per common share:
Continuing operations	.02	.16	.05	.31
Discontinued operations	.42	.49	.02	.06
Net income	.44	.65	.07	.37
Diluted earnings per common share:
Continuing operations	.02	.16	.05	.30
Discontinued operations	.42	.46	.02	.06
Net income	.44	.62	.07	.36

	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share amounts)
Revenues	$764	$930	$790	$1,207
Operating profit	92	160	65	178
Income (loss) from continuing operations	(14)	82	(9)	55
Income from discontinued operations	20	9	4	19
Net income (loss)	6	91	(5)	74
Net income (loss) available to common stockholders	(2)	80	(11)	68
Basic earnings (loss) per common share:
Continuing operations	(.06)	.20	(.04)	.14
Discontinued operations	.05	.03	.01	.05
Net income (loss)	(.01)	.23	(.03)	.19
Diluted earnings (loss) per common share:
Continuing operations	(.06)	.20	(.04)	.14
Discontinued operations	.05	.02	.01	.05
Net income (loss)	(.01)	.22	(.03)	.19

The sum of the basic and diluted earnings (loss) per common share for the four quarters in all years presented differs from the annual earnings per common share due to the required method of computing the weighted average number of shares in the respective periods.